Pricing Supplement Dated July 20, 1998                       Rule 424 (b) (3)
(To Prospectus dated March 2, 1998 and                       File No. 333-45373
Prospectus Supplement dated March 2, 1998)

                                PHH CORPORATION
                               MEDIUM-TERM NOTES

----------------------------------------------------------------------------------------------
Principal Amount:              $110,000,000           Trade date:         July 20, 1998
Currency or Currency  Unit:    US Dollars             Original Issue Date:     July 24, 1998
Issue Price:                   100%                   Agent's Discount or Commission: 0.04%
Net Proceeds to Issuer:        $109,956,000           Agent (s): Goldman, Sachs, & Co.
Maturity Date:                  July 26, 1999         CUSIP Number:     69332H FQ 4
----------------------------------------------------------------------------------------------
Interest:
     Fixed Rate:           5.86%
     Floating Rate:
         Base Rate:        [ ] Commercial Paper Rate     [ ] CD Rate    [ ] Federal Funds Effective Rate
                           [ ] LIBOR      [ ] Treasury Rate    [ ] Prime Rate  [ ] Other

                                (  ) Reuters Page:                          (see attached)
                                                    ------------------

                                (  ) Telerate Page:
                                                    ------------------

Spread:                       N/A

Initial Interest Rate:        N/A

Interest Reset Dates:         N/A

Interest Determination Date:  N/A

Interest Payment Dates:       July 26, 1999

Index Maturity:               N/A

Day Count Convention:         [X] Actual/360    [ ] Actual/Actual    [ ] 30/360

Option to Receive Payments in Specified Currency:    [ ] Yes     [ ] No

Redemption:
         [X] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be redeemed prior to maturity.
     Initial Redemption Date:
     Initial Redemption Price:                   %
     Annual Redemption Price Reduction:                   % until Redemption
     Price is 100% of the Principal Amount.

Repayment:
         [X] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
         [ ] The Notes may be repaid prior to maturity at the option of the holder of the Notes.
     Repayment Date:
     Repayment Price:      %

Discount Note:    [ ] Yes       [X] No
     Total Amount of OID:
     Yield to Maturity:
     Initial Accrual Period:

Form:    [X] Global       [ ] Certificated

Agent's Capacity:  [ ]  Agent      [X]  Principal

If as Principal:
         [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.
         [ ] The Agent proposes to offer the Notes at a fixed initial public
             offering price of                   % of Principal Amount.

If as Agent:
         The Notes are being offered at a fixed initial public offering price of
                       % of Principal Amount.

Other Terms: